UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Logitech International S.A.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AMENDMENT TO THE PROXY STATEMENT DATED JULY 25, 2023
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 13, 2023

Explanatory Note

This Amendment No. 1 (the “Amendment”) to the definitive proxy statement on Schedule 14A (the “2023 Proxy Statement”) filed by Logitech International S.A. (“Logitech”) with the Securities and Exchange Commission on July 25, 2023 amends and replaces the Non-Employee Director Compensation Table For Fiscal Year 2023 (the “Director Compensation Table”) as included on page 101 in the 2023 Proxy Statement. The Director Compensation Table as included with the 2023 Proxy Statement reflected certain overstated amounts due to a ministerial error.

The information in the 2023 Proxy Statement remains unchanged except as set forth in this Amendment, in which case the information in the relevant portion of the 2023 Proxy Statement is superseded by the information in this Amendment.

This Amendment should be read in conjunction with the 2023 Proxy Statement.

The Director Compensation Table as included on page 101 in the 2023 Proxy Statement is amended as follows:

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2023

Name	Fees Earned in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Patrick Aebischer	72,847	205,200	278,047
Wendy Becker(3)	344,282	205,200	549,482
Edouard Bugnion	85,786	205,200	290,986
Riet Cadonau	32,893	—	32,893
Guy Gecht	95,785	205,200	300,985
Neil Hunt	35,744	—	35,744
Christopher Jones	40,832	205,200	246,032
Marjorie Lao	84,207	205,200	289,407
Neela Montgomery	78,944	205,200	284,144
Kwok Wang Ng	46,051	205,200	251,251
Michael Polk(3)	112,100	205,200	317,300
Deborah Thomas	105,258	205,200	310,458
Sascha Zahnd	49,121	205,200	254,321

 (1) Amounts in Swiss Francs were converted using the 12-month average (April 2022 to March 2023) exchange rate of 1 Swiss Franc to 1.052583 U.S. Dollars.

 (2) Amounts shown do not reflect compensation actually received by the directors. Instead, the amount shown is the aggregate grant date fair value of stock related awards granted in fiscal year 2023 computed in accordance with ASC Topic 718 -- Compensation -- Stock Compensation, disregarding forfeiture assumptions. The grant date fair value used to calculate the aggregate value for fiscal year 2023 was CHF 47.04 per share for the September 14, 2022 grants.

(3) Wendy Becker and Michael Polk elected to receive all or a portion of their Board fees in shares.